Guaranty Federal	Exhibit 99.1
BANCSHARES, INC	For Immediate Release
Strength. Growth. Vision.

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES 2010 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 21, 2011) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its year ended December 31, 2010.

Fiscal Year 2010 Financial Highlights

•	Earnings per common share for the year increased to $.19 as compared to ($1.29) for 2009.
•	Net income for the year increased to $1,623,000 as compared to a net loss of ($2,341,000) for 2009.
•	Net interest margin for the year improved 75 basis points to 2.61% as compared to 1.86% for 2009.
•	Return on average assets improved to .23% for 2010 as compared o (.32%) in 2009.
•	Return on average equity improved to 3.04% for 2010 as compared to (4.48%) in 2009.
•	Equity to assets increased to 7.69% as compared to 6.97% at December 31, 2009.
•	Book value per common share increased to $13.70 as compared to $13.49 at December 31, 2009.

The Company announces that earnings for the fourth quarter ended December 31, 2010 were $132,000 compared to a net loss of ($691,000) for the same period in the prior year.  After preferred stock dividends, diluted loss per common share for the quarter was ($.06), an increase from the ($.37) per diluted common share for the fourth quarter ended December 31, 2009.

There were several key issues that contributed to the improvement in financial performance for fiscal year 2010 as compared to 2009:
•
Net interest income - The Company’s management of interest expense improved net interest income and margin which positively impacted earnings during the year.  The Company continues to manage and reduce its cost of funding through deposit pricing initiatives and maturities of high cost wholesale funding.  Also, due to the increase in liquidity in the prior year, the Company had the ability to significantly reduce its cost of retail certificates of deposit as well as reduce those balances.  On the asset side of the balance sheet, while loans have declined due to weak loan demand and specific foreclosures, the Company continues to closely manage loan pricing by increasing existing rate floors and focusing on the reduction of nonaccrual loans, which ultimately has a positive impact on the Company’s yield on earning assets.

•
Provision for loan losses - The Company recorded a provision for loan loss expense of $4.3 million during 2010 as compared to $6.9 million for 2009.  A decline in non-performing assets over 2009 (18%) and the overall decline in loan balances over the past year has reduced the Company’s allowance for loan loss reserve requirements.  The allowance for loan losses as of December 31, 2010 was 2.37% of gross loans outstanding (excluding mortgage loans held for sale).

•
Non-interest income – The increase in non-interest income in 2010 over 2009 was due to a few factors both positively and negatively impacting income.  First, the Company experienced an increase of $306,000 in its gain on sale of fixed rate mortgage loans for 2010 compared to the prior year due to the lower rate environment in the latter half of 2010 which increased mortgage loan volume.  Also, the Company recognized earnings in 2010 of $380,000 from its bank owned life insurance compared to $70,000 in the prior year.  However, offsetting these increases was a decline in gains on sales of investment securities of $415,000.  There was also a decline in service charge income of $250,000 primarily due to declines in overdraft charges, which is partially due to the adoption of Regulation E.  Regulation E has negatively impacted overdraft income due to new requirements on debit card and ATM transactions.  The long-term impact cannot be fully determined.

•
Non-interest expense –The increase in non-interest expense in 2010 was primarily due to increased personnel costs.  Personnel costs increased $684,000 over 2009 due to key associates being added in 2010 for the lending and executive areas of the Bank.  Also, the Company experienced increases in employee benefit expenses. However, offsetting this increase was a decrease in FDIC insurance premium expense of $300,000 in 2010 over 2009 primarily due to the one-time assessment incurred for the second quarter of 2009.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Greene, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:

	Quarter ended		Year ended
Operating Data:	31-Dec-10	31-Dec-09	31-Dec-10	31-Dec-09
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,991	$8,512	$32,331	$33,873
Total interest expense	3,185	4,928	14,807	20,526
Provision for loan losses	1,550	1,950	4,300	6,900
Net interest income after provision for loan losses	3,256	1,634	13,224	6,447
Noninterest income	918	626	4,350	4,288
Noninterest expense	3,948	3,538	15,049	14,710

Income (loss) before income tax	226	(1,278)	2,525	(3,975)
Provision (credit) for income tax	94	(587)	902	(1,634)

Net income (loss)	$132	$(691)	$1,623	$(2,341)
Preferred stock dividends and discount accretion	281	281	1,126	1,032
Net income (loss) available to common shareholders	$(149)	$(972)	$497	$(3,373)

Net income (loss) per common share-basic	$(0.06)	$(0.37)	$0.19	$(1.29)
Net income (loss) per common share-diluted	$(0.06)	$(0.37)	$0.19	$(1.29)

Annualized return on average assets	.08%	(.37%)	.23%	(.32%)
Annualized return on average equity	.97%	(5.15%)	3.04%	(4.48%)
Net interest margin	2.94%	2.01%	2.61%	1.86%

	As of	As of
Financial Condition Data:	31-Dec-10	31-Dec-09

Cash and cash equivalents	$14,145	$33,017
Investments and interest bearing deposits	114,916	119,693
Loans, net of allowance for loan losses 12/31/2010 - $12,183; 12/31/2009 - $14,076	505,565	528,503
Other assets	48,366	56,567
Total assets	$682,992	$737,780

Deposits	$480,694	$513,051
FHLB advances	93,050	116,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	39,750	39,750
Other liabilities	1,500	2,053
Total liabilities	630,459	686,369
Stockholders' equity	52,533	51,411
Total liabilities and stockholders' equity	$682,992	$737,780

Equity to assets ratio	7.69%	6.97%
Book value per common share	$13.70	$13.49
Non performing assets	$33,552	$41,044